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In connection with the previously announced business combination between Opportunity Financial, LLC (“OppFi”) and FG New America Acquisition Corp. (“FGNA” or the “Company”), on April 7, 2021, FGNA and OppFi held an analyst conference call and presentation regarding the proposed business combination. Below is a transcript of the analyst conference call and presentation.

CORPORATE PARTICIPANTS

Dara (phone)

Joe Moglia, Chairman, FG New America Acquisition Corp.

Jared Kaplan, Chief Executive Officer

John O'Reilly, Chief Marketing Officer

Chris McKay, Chief Credit Officer

Yuri Ter-Saakyants, Chief Technology Officer

Sal Hazday, Chief Operating Officer

Stacee Hasenbalg, Chief Compliance Officer

Matt Gomes, General Manager

Elizabeth Simer, General Manager

Shiven Shah, Chief Financial Officer

PRESENTATION

Joe Moglia

Welcome everybody. We all recognize that there are a lot of things you could be doing today, but the fact that you're with us is something we all really very much appreciate.

I thought it was important for me to be able to give you my perspective in terms of what's gone on with regards to the SPAC world and our philosophy in terms of how we approach this. So, there are a lot of SPACs that are very happy to do a deal, collect their promote and move on. Now one of the things we really emphasize when we first began as a team, as Fundamental Global New America, we said we cannot do that. We can not bring a deal unless it's somebody that we really want to be long-term partners. We felt very strongly about that. We would rather not do a deal, we would rather fail than bring the wrong deal to market. So, the objective would be, it's got to be the right thing for the target, but it's also got to be the right opportunity to the institutional investor. And that's what we've done and that's the reason why we feel so strongly about our long-term partnership with OppFi.

Now, to kind of take a look at the slides, clearly, I think that the SPAC world is saturated. But not all SPACs or targets are created equal. Now, depending on the source you look at, you may have a little bit different numbers than the numbers I'm looking at now, what I'm sharing with you now, but since the beginning of 2020 there have been about 477 SPAC IPOs. This year alone, there's about 70 of those that have announced mergers. From the beginning of 2020 there are 107. Now, of that number, there are only 8, 8 targets that have already projected GAAP profitability in 2021. Now a lot of what you see, a lot of times is 2026we’re talking about 2021. OppFi is one of those. There are three of that number, there's three all together that have been profitable since 2018. OppFi is one of those. But there's only one company that has been profitable since 2018 with over 50% CAGR. That's OppFi. It's had tremendous operating success. You're looking at 100%-plus revenue CAGR from 2015 through 2020. They're all actual numbers. If you look at from 2017 actuals through 2023 projected, the estimated revenue CAGR is 52%. If you look at the 2021 projected financials, you've got revenue of $418 million, which is up 29% over the previous year, you've got an adjusted net income of $66 million, which is up 24% over the previous year, and OppFi just announced a great quarter.

Now, I think, again, what's our investment thesis? When we're looking at this, why do we feel so strongly about being involved with this company specifically? We’ll look at the valuations for a moment. Now we're looking at implied 2022 multiples. Note on the slide I say not 2026. As you all know what happens oftentimes they come with a company—a SPAC will bring a target and talk about this incredible vision it has and an incredible growth story. But they're not making any money. They're losing money. Then all of a sudden in 2026, their going to make a zillion dollars. I'm not talking 2026, I'm talking about 2022. We've got a valuation of about five times of EBITDA, around nine times earnings, or P/E, and then between one and two times of overall revenue.

Now I want to put that in perspective. Upstart was—by the way, we think is a great company. They've got a hundred times EBITDA, two hundred times earnings and twenty times revenue. As I said, they are a good company, but the heart-blood of OppFi is our technology and our platform. Our technology and our platform is every bit as good as theirs or anybody else's that's out there.

Now when you look at it, I don't know how I can look at this any other way than to really genuinely believe that OppFi frankly is dirt cheap, it’s just dirt cheap. And because that's one of the reasons why we don't really want to do a PIPE. The equity's just too cheap to give away. I think that makes it an incredible opportunity for the institutional investors out there.

Take a look at our balance sheet. We've got $46 million in cash as of year-end. We've got $500-plus million in terms of total liquidity. We've got ample cash and ample access to cash to be able to fund our growth. Another reason why we don't feel we need to do a PIPE.

Then you look at the market opportunity. You've got 150 million people out there that have less than a thousand dollars in savings. A hundred fifty million. You've got 115 million that actually live paycheck to paycheck. When they get an unexpected expense they can't handle it. Then there's 60 million that actually lack access to traditional credit because they've got crappy credit scores. The market today for the current installment loan product that we have is about $27 billion. But we also know that we need to diversify our revenue stream. So there are other products that are being rolled out. Right now, we've got a payroll deduction lending product and in the second half of the year we'll have credit cards. Those two products combined with the current installment product, that's an $80 billion market opportunity. By the way, going into 2021, we are going to look seriously at expanding it to the near prime market.

Now, I mentioned earlier that our heart-blood is our technology. We've got an AI-powered FinTech platform that Jared and his team will talk about in detail later. It's state-of-the-art. It's as good as what anybody else has out there. It has the ability to identify the borrowers that have both the ability and the willingness to repay. And when you look at that ability and couple that with short duration loans, which is what we make, frankly, it allows OppFi the opportunity to really do a great job in effect of managing its credit risk.

Now, let's take a look at the next slide. Everything you see on this slide is true and that's nice. I'd rather not spend too much time on these specific bullet points, and what I'd rather spend a little bit more time on is what kind of risks did we see as FGNA, as Fundamental Global, when we're really, really studying and looking at OppFi? Well, first of all, we wouldn't be doing our jobs if we didn't do a good job of evaluating the risk. The first risk is the credit risk. I already addressed that. Again, Jared will talk more about this a little bit later with regard to the ability and the potential and the power of our AI platform. But I've heard before the term predatory being used when we talk about our lending. Most of the time I think that's a little dramatic. It comes out of—it's regulatory related, so to speak. So, therefore, I think we've got to get our arms around, we really have to be able to examine the regulatory risk.

Let's look specifically at the type of loans we make.

First, it's an installment payback plan. The borrower tells us how much they can afford to pay us and then we cap that loan. It's never greater than 10% of what their income is. Again, we want the borrower that has the ability and the willingness to be able to pay it back. We also have, by the way, our Turn Up referral program that Jared will talk about a little bit later on, where if you as a client, you as a consumer have the ability to borrow money at a better rate than what we can do for you, we will refer you to that program. The philosophy has been from the very, very beginning we want to do what we believe is in the best interest of our customer, our consumer, our borrower. So we've done that.

Now, the Federal Reserve also has data that talks about if you were at 100% APR—for a $594 loan, in order for the company or a bank to breakeven on that, it's got to be 100% APR. To get to the 36% breakeven number on an APR, the dollar value alone's got to be $2,530. Now, the consumer gets a loan that they can afford to pay back, and if it weren't for the ability of OppFi to be able to do that, they would not get access to credit at all. And our borrowers have loved the relationship that they've got with OppFi. We've got 85 net promoter score. By the way, that's better than Apple's, it's better than Vanguard's, it's better than TIAA-CREF. And the Better Business Bureau has assigned us an A+ rating. There are 1.5 million households in this country that will not have access to credit if it's not for OppFi being able to provide them with that credit.

So, the concept of our loans being predatory, that's a difficult one for me to handle. It's nothing at all like reality.

All right. The next slide talks a little bit—I want to be able to make a comparison as well to TD Ameritrade and what we did there relative to OppFi. Both TD Ameritrade and OppFi have mission-driven organizations. I began at Ameritrade from 2001 through 2008 while I was CEO and I stepped down in 2009 and became Chairman. The mission at Ameritrade was to bring financial literacy to every family in America. The typical family in America spends more time managing family vacations than they actually do managing their money. It was our job to be able to help them understand that. OppFi, the mission is to bring financial inclusion to the everyday consumer. Now, in both cases, whether you look at what Ameritrade's mission was or OppFi's mission is, it's aspirational. We live in a country whose economy is based on credit. If you're able to enhance the quality of life for the families that can't get access to that credit, that's only a good thing for that family and it's only a good thing, frankly, for our country.

Now we've talked about both Ameritrade and OppFi, highly scalable and profitable FinTech business models. But here's the reality. Back in 2001, Ameritrade was going out of business, and what we did was we really worked hard to find out what our core competencies were, do an absolute stellar job of focusing on those, leveraging those so we would have competitive advantages in the markets that we chose to play in. Chose to participate in. We did a great job of that.

OppFi is already doing that. And above and beyond that, OppFi is more profitable than what Ameritrade was in 2001, 2002 when I began there. In fact, I can literally envision a comparable success story for OppFi relative to what we were able to do at TD Ameritrade.

Now, I want to share something personally, but before I do that, when we were talking about is a Fundamental Global New America team, we talk about the FinTech and the different type of—what type of business model we were looking at, what kind of opportunities, what was the market like. But the number one thing that I really believe that every investment or time and energy that I put in my life is because I was making a decision on people. To me, the number one priority here is the management team, and the management team's got to be sophisticated enough to be able to understand a strategy, that it has various contingencies for different types of surprises that may happen down the road. But what differentiates one management team from another is the management team has to have a wisdom, a wisdom to recognize that they've got to simplify their plan or their strategy so, frankly, they can have stellar execution, and again, be a market leader in the market niches that they choose to participate in. That's absolutely the case with Jared and his team and you'll find that out over the span of the next hour or so.

From a personal perspective, the one thing that I do want to add. Some of you are aware of my story, some of you I recognize may not be, but my dad—I'm first generation in this country. My father was an Italian immigrant. He came over here when he was 11. Dad never finished eighth grade. He sold fruits and vegetables in the Bronx his entire life. I worked for him in a fruit store from the time I was 10 to the time I was 22. I can't tell you how many times, looking back on it, how much better our life may have been if my dad had the ability to borrow $500, $1,000, $1,500. It would have had significant improvement on my family's quality of life. Seven of us lived in a two bedroom/bathroom apartment in New York. My dad never had that opportunity because he didn't have good credit. Nobody would give him that opportunity.

So, that's what OppFi does. From a personal perspective, this is also something frankly that touches me deeply, and we are part of the OppFi team because we believe in what they're trying to do, we believe in their mission, we think the valuation is incredible, and I have offered up a two-year lockup, myself personally, with regards to my own stock but I'm expecting this to be a long, long-term relationship and we're proud to be part of it.

With that, let me turn it over to Jared. Jared, go ahead.

Jared Kaplan

My name is Jared Kaplan, CEO. Really appreciate the opportunity to tell a story here.

As Joe mentioned not all SPAC targets are created equal—I'll tell you now, not all SPAC sponsors are created equal. As a fast-growing profitable FinTech company had numerous options and we're incredibly intrigued with the FG team, with Joe and Larry and Kyle and the rest of the team there. They're terrific partners. They're exactly what we want to do business with as we kind of build this thing to the next decade. So happy to have Joe's leadership and experience along for the ride.

We have a great team. You'll hear from many of them today. Some of the smartest people with greatest experience in this space as it relates to credit, as it relates to technology. My background real quick, I started at Goldman. I worked in their technology, media and telecom group, working for some of the sexiest companies in the country, and then I went into the private equity world at a firm called Accretive. We had a unique model. We actually tried to start businesses from the ground up. I focused on some of the most boring industries at Accretive but I recognized that sometimes the oldest school industries are most ripe for reinvention.

My time there culminated in the founding of an insurance technology business called Insureon. We were the first online insurance agency for small businesses. I hired the CEO, and he said if I believed in it so much I should come join him as his number two, and that's how I got to the operating role, that's how I got to Chicago. We built that up over four years, fastest growing property and casualty brokerage in the space and it was my baby. And then the Schwartz family approached with a CEO job. The Schwartz family's a storied family in Chicago. Ted Schwartz, the family patriarch, built a behemoth of a company called APAC customer services known for their exceptional customer service. And his son, Todd, actually founded this business and he saw a great dislocation of credit for the median U.S. consumer after Great Recession and set up this business. I quickly realized that the levers we had pulled at Insureon were incredibly relevant - mobile online customer acquisition, how you deliver tremendous loss experience to balance sheets, how you build proprietary technology to power that and how you do it with exceptional customer service.

I was most intrigued with the story though. Before I took the job, I sat in our office, I was listening to some customer calls and a woman called her daughter, was in private preschool. They had increased the program fee. She was going to have to yank her kid out of school. She was walking to her bank. She had gotten laughed out of the bank. She went online. She was declined by about 10 other lending platforms. And then she found us. And she was in tears. She was so grateful and it was obvious to me that we're making a huge difference. And with pulling some of these levers, we could really accelerate the growth and make it quite profitable.

That's what we're trying to build. We're trying to build the digital financial services destination for what we call the everyday consumer, your U.S. median consumer. And our hope is not only just to facilitate credit access because, as Joe alluded to, they don't have access and we know that through the Turn Up process we're trying to at the front of this process to give the business away and only about 10% are we successful even getting someone else to make an offer of credit for the person.

So, get them access, make sure it's structured in a way that they can rebuild their financial health, enable savings. If you can enable savings you can build wealth. And that's what we want to do for this everyday consumer.

Some of the stats. Again, just macro-wise. There's 60 million in the country that lack access to mainstream financial credit that is the New York Fed's numbers from a great report that they put out. We know that over 100 to 115 million live paycheck to paycheck, and 150 million have less than a thousand dollars in savings. Why? Why is a dearth of savings in this country? Well, income has been flat and your cost of living - healthcare, education, child care, housing keep on going higher. It's not just affecting a low income consumer. It is affecting this everyday consumer, and that's where our customer is. If you took the U.S. median census data and you plot it against our customer base, we are smack dab in the middle. These folks make $50,000, they have a job, they have a bank account, they have poor credit, not because they're a bad person, because they have no savings and they ran into an issue and couldn't pay a bill. In most cases their FICO score is less than 620 when they come to us and they're trying to fund something that popped up - car repair, unexpected medical, maybe you need to buy a laptop for your kid for virtual school. These are all reasons why someone comes to the OppFi platform.

Our platform, our financial technology platform is set up to power banks to provide this credit access to these everyday consumers. The model looks incredibly similar to an Upstart or an Affirm. The small difference from an Upstart is that when we partner with a bank, and we've got three bank partners today that originate loans, just like an Upstart or an Affirm they outsourced all the acquisition, all the underwriting, all the servicing to us. After they originate that loan, we have historically bought back about 95% of the receivables and held about 90% of those on balance sheet. That's how we've maximized our unit economics. We believe wholeheartedly in our ability to manage the credit risk, and we'll talk to you about the decisioning tool and the technology we have to do that. Also, Joe alluded to, these are very short-term duration assets. Only about four and a half months. We've got some really good data in the appendix that shows this customer has been incredibly resilient through cycles. If you look at the dotcom bust, the Hurricane Katrina incident, the Great Recession and now COVID, the nonprime consumer has performed better than the near prime or the prime consumer, much better. So that, in tandem with our ability to manage the credit risk, has driven tremendous margins. We are moving more to a hybrid model over time. There's a lot of demand to buy these assets, especially in the healing environment. So we plan to do that over time.

And that's what the banks get. The customers get an incredibly streamlined process. Eighty percent are getting to us on their mobile phones. It takes about five minutes. Seventy five percent of the time we can decision them instantly and they get a product that we believe is best available. We believe it's best available because we've tried to go get them a sub 36% APR product first, and when that process fails, the products on this platform are structured in a way that should rebuild health. They amortize with payments. There are no fees- no late fees, no prepayment penalties, no origination fees, and no NSF fees. The hope now is we can improve their financial health, graduate the mainstream, and build those savings and ultimately their wealth.

The crown jewel is the credit decisioning technology. Chris McKay will talk to you here in a little bit. We have a massive data set. About 7 billion data points now. Over 10 million applications. We've done over 1.5 million loans. We're at 14 million repayment events. We get about 500 attributes in each of those. We are continuously testing the model, A/B testing, improving it so that we can improve access while maintaining loss rates. That's been the goal of the Company. We've been very successful in growing the business, improving access and maintaining profitability.

But it's just the beginning of our journey. This is a decades-long journey to build this digital financial services destination. At the top of the page you can see the products that are in the marketplace or will be soon. The OppLoans product is our original product that is a $1,500, about 11 month term, installment loan that on average turns over every four and a half months. We've launched a product called SalaryTap, which is also an installment loan, about $2,000, about 24 months, that customers repay through payroll deduction, and is a huge advantage. It's a win-win for everyone. You could do it at lower cost because the security of that repayment drives down losses. We'll go-to-market with the OppFi credit card in early second half of this year, which is the perfect graduation product to the customer that's repaid that installment loan. It's cheaper, it is revolving credit, which means you can improve your traditional credit score, and it's terrific access compared to the market alternatives in that space. And Elizabeth will talk to you about that in a little bit as well.

On the bottom of the page we're going to extend this platform across many other products. We're going to move upstream a bit in near prime. We're looking at point-of-sale. We believe auto lending is a potential opportunity. We want to wrap around mobile banking. If you can get that direct deposit, we've got the money close to you that secures the repayment. You've also got some additional data that allows you to reduce pricing over time because you can reduce losses. And then longer term we'd love to get you a mortgage on your first home and would love to let you invest and build wealth.

So a lot to do here. You can think of it a bit what SoFi has done for the HENRYs, the high earning, not yet rich population. We're trying to do for this median U.S. consumer. Shiven, our CFO, will not yet let me put our name on Wrigley Field yet. We're not there as far as how we think about spending money, but we can do a lot more to continue to get the word out for our customers who know us incredibly well. We have a terrific, terrific brand with the customers. The space has launched $80 billion of TAM in the three products that are very near term. We want to go after the 150 with more products. So the opportunity is even greater over time and we have a very small, very small percentage of the market opportunity today.

A lot of key Company highlights that we like to hit on. Joe talked about our growth. In tandem with our profitability, we did not raise venture capital to build this business. The Schwartz family put about $12.5 million prior to my tenure. Since then, the whole thing has been built from cash flow from operations and debt capital, and we've built it very, very profitably. I think that differentiates us quite a bit in the FinTech world. We facilitated over $2 billion of issuance, millions of applications, all powered by the decisioning and the technology platform. The customer service is off the charts. And I always tell people don't believe a word I say. Go online, go to the Better Business Bureau or Google or Lending Tree, they could tell it better than I ever I could. What do they say? They say we got laughed out of the bank or I got denied a bunch of times. You know what? It's actually better just to hear from the customers. We've got a short little video here which will put what we do in the words of our customers.

(Video Presentation)

Jared Kaplan

You can provide exceptional customer service without the team that is happy. We built a great place to work. We've won all these awards. We have an incredibly diverse population of employees who care a tremendous amount about DEI and we're very proud of the work environment we have built that enables such great customer stories.

I would now like to turn the presentation over to John O'Reilly, our CMO.

John O’Reilly

Awesome. Thanks, Jared. Good afternoon, everyone.

My name is John O'Reilly. I'm the CMO, and I joined the Company almost five years ago. I would say at that time we had maybe 25 employees. We were in some of the worst office space in the city, I would say, but we believe there was a real opportunity to build a special business that could make a real positive impact on these consumers' financial lives and I think it's incredibly rewarding, right, and exciting to be here five years later having these types of conversations, seeing the impact that we have had on consumers and we're really just getting started.

In terms of my background, I have significant prior experience leading organizations in extremely high growth firms. I'm excited today to cover our highly effective and efficient customer acquisition model, which really has been, and we think will continue to be a key driver of growth for us.

This is a space, if you're familiar, where companies can get very dependent on direct mail or perhaps one or two key channel partners. But we've been a little bit different in our approach, right? We have purposely built a very diversified channel mix, as you can see on the chart to the left. There are a significant number of benefits to this model. It really lessens the risk associated with any one channel or partner. It leads to a much more stable and predictable flow. It also ultimately delivers the extremely low-cost acquisition that we have seen. As you can see on the chart to the right, we have been able to deliver exceptional customer growth in terms of funded loan volume but at the same time actually lowering our cost of acquisition over that same period.

So, how do we do this? Well, we have built incredibly low-cost channels, SEO, email, remarketing and referrals. They account for about 25% of the business and really helped us manage down the cost of acquisition. Just over half comes from our strategic marketing partners. In the channel we use a proprietary leads decision engine, which is a piece of technology we've built that really enables us to quickly add and integrate with partners, and more importantly now, as we've kind of been using that tool really allows us to optimize traffic based on the lead data from all the partners we have. We consistently get feedback from the partner space that we run the most sophisticated and most effective lead buying and optimization program in the industry. Typically, because of that, we typically see that we dominate share in our segment through that.

As I mentioned, less than 20% of volume comes from direct mail. It is a channel that works and works more effectively as you work down in the FICO zone. But we're more selective here. I think it can be a very crowded mailbox, so we tend to be a little bit more, again, selective here. Beyond that, the channels we use to source leads. We have built a best-in-class marketing technology stack. We have a team of deep experience in conversion rate optimization. We track the business and manage it absolutely in a day-by-day basis. As I said, we feel extremely confident in our acquisition model and we look forward to deploying it to effectively scale credit cards and other products that we bring to market.

Thank you.

Jared Kaplan

Awesome, John. Thanks. And, of course, our Chief Credit Officer.

Chris McKay

Great. Hi.

I'm Chris McKay. I actually run the risk analytics here at OppFi. Prior to coming here, I have been at a variety of consumer finance roles at Capital One, at HSBC, deal with credit cards, auto loans, basically any loans that we give to consumers. I joined OppFi about eight years ago. So, more than most of the other people on this call. Actually, more than everyone on this call.

I was brought in to basically manage the credit aspects of this business - who could we approve, what terms can we offer. Started that whole process by just building a data structure to gather all the possible sources we get, just gather up all the data we can, we could, and then link that with the loan performance. Now after several years of building that across the national footprint, I'll tell you we've built a very extensive set of training data that we can use for future opportunities. It's enabled us to build our proprietary credit models we use today. Starting with the simple regressions that we started with years ago and now using the competition between linear algorithms that we use to define our latest scores.

The system supports rapid development, validation and development deployment of the new models. But we remain very disciplined in how new models are tested and implemented. We try to focus on stability of performance, consistency of treatment to consumers, and a strong desire not to overcorrect for short-term fluctuations in loan performance.

The key of this business for us is being able to identify the consumers that a traditional credit model would miss since more than half of consumers have a score of below 550. We really need to be able to identify the glimmers of positive performance beyond that regular file. We do this by collecting data across a variety of sources - alternative credit bureaus, bank transaction level data, the questions we ask on the application, even the behavior of the customer through the process. Using that combination of factors enables us to identify spectrum credit risk which we can then use to approve loans, assign them out and set our pricing.

Jared Kaplan

Terrific, Chris. Next up, our CTO, Yuri.

Yuri Ter-Saakyants

Hi. My name is Yuri Ter-Saakyants. I'm the CTO. I've been with OppFi for two months. I have more than 25 years of experience in technology, 15 years of experience in FinTech. Basically, I was CTO for nine years at Insureon. Prior to Insureon, I worked on the engineering side building custom solutions at MediaOcean, Insureon and other firms. And Jared and I worked at Insureon for about four years.

Looking at the slide, our platform is scalable and modern. Our systems run on Salesforce and Microservices architecture. We're 100% cloud-based platform. That includes customized management system that runs in Salesforce from origination to servicing, as well as all the proprietary microservices that are running in AWS that we built.

We support scalable architecture with frequent deployments that range somewhere between a couple of times a week to even more frequently if it's needed, and with very strong SLAs. We built all the systems that we're discussing today that touch a customer. My colleagues will describe those systems today in the slides and in the demos.

One of them is our leads decision engine. It integrates with multiple partners to receive leads, analyzes customer information in real-time, and it assists with deciding to purchase the lead or not. It runs in real-time and provides decision-making in real-time as well.

Credit decision solution that was mentioned by Chris a few minutes ago, is a machine learning proprietary multifactor credit scoring model that runs in real-time as well. Our instant bank verification solution uses a waterfall approach. Today we work with three IBV providers. The verification process is smart enough to either connect to each provider until we get a bank verified, or we can use routing numbers to connect with the best provider that can do verification on a specific day. All of that is flexible and configurable real-time during the day.

Our income verification and pay predictor system is a proprietary engine that combines bank detail, customer information and our proprietary rules to generate client score cards. It detects consumer behavior, employer error frequency and other key elements and executes logic to generate score cards. The score card is part of our decision-making.

We also built a high powered conversion, also known as FastTrack. We collect customer behavior analytics and combine it with customer information to optimize the user experience in the application. We also built Next Best Action Workflow optimization, which is our guided next best action for the most effective and efficient approach to underwriting the client. This process runs real-time and guides our team, our underwriters to the next steps in the workflow. We continuously perform A/B testing and workflow optimizations, and we collect and analyze real-time data.

We use Snowflake as our data warehouse system for the reporting. Our tech has enhanced our app conversion, creative decisioning and servicing. Our platform is extensible to other products. We're well positioned to do that next, as you will see in the next slides, and we are moving in that direction.

Thank you.

Jared Kaplan

Awesome, Yuri. Thank you. Sal now, our COO.

Sal Hazday

Thank you very much. Hello everybody.

I'm Sal Hazday. I'm the Chief Operating Officer at OppFi. I've been here just about four years now. I started off my career in technology consulting with Accenture. Spent more years in consulting after that, then Office Depot and then spent the largest chunk of my career, over 10 years, at Automatic Data Processing, ADP, where I was actually Jared and Yuri's customer when they were both at Insureon. And where I also failed miserably trying to convince ADP to get into the small dollar loan business all the way back in 2011. So, it shows that I've had a long history and affinity for the industry we're in now.

This slide talks a little bit about the progress that we've made with automation, approval automation specifically, and with application conversion, how effective we are in getting customers through the funnel.

On the automated approval side, we really started our work on automated approvals in earnest in early 2018. We made very steady progress for the first few years, but accelerated significantly in the second half of last year as our algorithms were trained and we made some really good enhancements to the accuracy of matching of the algorithms. We're running at 41% so far in Q1, and plan to exit the year closer to 60%.

Our focus there is on both process and technology. We spend a lot of time understanding what's the best way to capture information from our customers. Now in the back end we're constantly working on improving the accuracy of our algorithms that match the customers' self-report on the application to what we see ourselves and the bank transaction information.

We've got three different flavors of automation. Yuri spoke about those a little bit. FastTrack is our option for our highest quality customers. We have our standard auto approval flow leveraging our AI algorithms, and then what would be really called a semi automated approach as our loan advocates update information in the application based on their discussions with customers and that puts customers back onto the automated approval path.

Despite all of this emphasis on automation, Jared mentioned how important customer service is to us, and therefore, we allow customers to do business with us how they want. Some of them are very happy never to speak to some of them, but at least 20% of our auto approved customers still call in to ask questions.

On the application conversion side, that growth has been really a testament to the great collaboration between marketing, credit, operations and the technology team. With the marketing team, we've worked a lot on optimizing the application flow, and with optimizing the lead flow that we receive from partners to the point that we're actually traveling back into their funnel and telling our partners what are the best sources of leads that they can send to us that convert at the highest rates. So, in many cases, we know more about our partners' customers than they do.

With the credit team, they've iterated multiple times on building this incredibly successful credit model. They also collaborate with us on process and policy changes that's based on observations that we're making down funnel as we process customer applications. One great example there is when we started seeing last year and even the year before a huge spike in the number of applications from the challenger banks.

We've also made some very significant productivity improvements on the floor with our advocate team, while maintaining the focus and excellence in customer service. We've made drastic improvements to our instant bank verification process. I'll talk a little bit more—you'll see some of that when we go through the application demo. But as Yuri mentioned before, we have three providers, Plaid being the biggest, and we have both an intelligent algorithm that guides customers to the best provider based on their specific bank institution and also waterfalls between providers when the first one doesn't work.

We've developed what I consider to be the best-in-class conversion analytics for every single step in the funnel multiple layers deep so we know exactly what is happening and why it's happening to the minute. We've done a tremendous amount of process reengineering and streamlining to help our loan advocates to process loans on the floor. And we've applied a tremendous amount of technology to the process to facilitate the knowledge worker. So automatic application distribution, workforce management, sales gamification and performance management, speech analytics, knowledge management are just some of the tools that we've deployed.

Finally, our customer service T&A comes from who we hire, how we train them, how we compensate, how we QA, and ultimately the example set from the leadership team. So, Jared still sends an 'at a boy' for every single five star review we receive to the whole Company, and I respond to every single review, customer review that provides comments.

Thanks.

Jared Kaplan

All right, Sal. And equally important, especially in this space, is the strength of your compliance and infrastructure. So Stacee's here to talk to you about that.

Stacee Hasenbalg

Thank you, Jared. Good afternoon, everyone.

I am Stacee Hasenbalg, OppFi's Chief Compliance Officer. I've been with OppFi since 2018, and been in the financial services industry for 25 years. Prior to joining OppFi, I was Chief Compliance Officer at Avant. I also worked at the beginning of my career in private legal practice, and then spent 20 years supporting global banking businesses in the law department of Bank of Montreal. I decided to move for more traditional banking to this space because having worked through more than one recession and financial crisis during my career, I saw customers being left out of the system and squeezed out of the system and I really do believe there is tremendous need and opportunity to serve these customers in the space. What attracted me to OppFi in particular was the vision and the energy that I immediately felt walking in the door. And I think I told this to Jared on my first day. It was truly palpable and I had not experienced anything like that at a workplace before.

So, today, I am going to give you a brief overview of OppFi's risk and compliance framework, which I hope you'll find energizing. I know we are relentlessly energized over it. It's a framework that is integrated throughout our entire business. It's also based on the risk frameworks that are used by our banks and expected by the regulators, which we have found makes oversight of our business by our banking partners and their regulators much easier and a lot more transparent for them.

Our framework is based on a concept of three layers or three lines of defense, as you can see broadly laid out on this slide. The first layer of defense lies with the business itself as the owners of risk. The business units that create the products and provides the services are responsible in our framework for identifying the risks that they generate and creating controls to mitigate those risks.

The second layer of defense is all about challenge. Challenging the business's assumptions about risk and challenging the controls that they've put in place. The areas at OppFi that are part of that second line challenge function are listed right there on the slide. They include compliance and risk functions, our legal group and also several internal governance committees that focus on change management primarily.

It's important to note too that our compliance and risk programs have been created based on the CFPB’s published guidance, and the published guidance of other federal regulators, such as the FDIC.

The third layer of defense is all about independent assurance. We use independent firms, external firms to assess whether the framework is working and if there are any gaps. Independent companies annually audit our compliance programs. They analyze our fair lending data. Our Truth in Lending disclosures, our TILA disclosures, are independently audited every quarter. The results of all of these audits are shared with our banking partners and available to their regulators.

In addition, OppFi is regularly audited by state licensing agencies. We also participate in the FDIC audits that our bank partners go through, and the compliance and risk departments of those bank partners themselves are auditing us quarterly.

So, every employee has a role to play in the framework. In all, we have over 50 individuals throughout the Company whose jobs are dedicated to activities addressing risk and compliance. We've invested heavily in our risk and compliance programs, and we're dedicated to continuing to do that as we expand and roll out the additional products and services that you'll be hearing about.

Jared Kaplan

Excellent. Stacee, thank you. This is the journey just on a piece of paper and then Sal will take you through the demo. And John talked a little bit about this. But the way I like to describe it is your car just broke down. You need to get fixed and you've got to get to work. You walk into your bank and they say no. You went online and you got declined. Now you're searching car broke down and you need cash. You find us, you see we're rated tremendously well. A portion of that population will—we've got the phone number on the website itself and we want to do business with you the way that a customer wants to be done business with.

The number one question we get on the phone is, are you a real business? Someone saw this spectacular rating. They want to reach out and touch the business. The fact that we have people that can pick up the phone, creates a bit more cost, but it pays for itself in conversion. And then the ones that want to obviously have that capability as well. Most of them want us to do a diligence search on their behalf. If there are no other offers, then we'll look to underwrite them with the bank partners. From there, we provide this tremendous customer service.

We have university on the platform for customers and non customers, called OppU. That's our financial education platform. We are just at the beginning of what we can do at OppU. It's tremendous content today. We ultimately want to tie that into the rebuilding of financial health, and then ultimately graduate you out. I will tell you, even the financial metrics of this business when Shiven takes you through them, are unbelievable. They're equally important to the social impact metrics. I think the winners of this space will be won—not just show great financial metrics but actually can quantifiably prove that you have helped someone's financial health.

So, a lot more to come from us on there as we launch these other products and prove that ourselves.

Sal, with that, let's go through the application. I'm going to start it, okay?

Sal Hazday

Sure. Yes, if you can. Before we get started, I'll walk you through—this is the standard application flow that we're going to see. So as if someone came in through Google or Google Search, we have different abridged flows for customers coming in from our partners through the LDE technology, because would they have already collected some of the information on the partner side and we want to make it as easy as possible on our side. So we're pulling that information in and giving the customers a shorter application. Same thing with direct mail. Customers enter their direct mail code and they go to a specific landing page.

So, this is the standard application. As you can see, there is about four steps in the process overall, but it's very short. We provide a little bit of info upfront to let customers know what data they need to be able to complete the application in one sitting. So, personal income and banking data, we're going to have them connect to their bank, and we're going to have them choose repayment method and sign their contract. It's all done in about five minutes. Eighty percent of the time customers are doing this on their mobile application. John and our team are constantly doing A/B testing of the application flow, the sequence of fields, how we ask for information, etc., all the time looking to balance speed, conversion and accuracy.

We're also not looking just at what customers, applicants enter, but how they enter it. So, how fast are they entering the information? What's the order of fields that they choose? Do they make any changes to the information that they enter? All in order to determine risk, and that helps to drive automation downstream.

The key pieces of information that we need to capture—you can pause here if you want, Jared. Key pieces of information that we're capturing are income, employer and pay dates. We get to this point here and we get to our standard consents, but if you go forward again, you'll see we have the consent at this point where the customer can opt in to our Turn Up program that enables us to shop their loan for a lower—to try to get a lower rate with another lender. This is where Jared likes to say, we try to give away our business, but only 10% of the time other lenders take us up on it. Pause here one sec.

So this is where we get to just before entering the instant bank verification process. We generate a loan, a suggested loan amount based on what the customer has self-reported for income. We're going to validate that income along with other things as part of the bank verification process. Continue, please?

This is where we key out primarily to Plaid. They get about 75% of our volume because they're the best provider out there. We have MicroBilt and Decision Logic as secondary and tertiary in reverse order. We're adding Fenicity this year which we think will be actually a very strong competitor to Plaid. Here, we're asking our customers to select their payment method. The vast majority select auto pay, which makes it easy for us. Go ahead. And once they select the method, we're going to continue here and show them their credit score, which enables us to do risk-based pricing downstream for eligible customers. We show them their contract terms, ask them to sign their contracts, and the process is done after this.

Sixty percent of our loans are approved the same day. Sixty percent of our approvals are approved the same day. Eighty percent are approved by the next day. Today, we fund the next business day after approval. This year we're implementing using the same day ACH to fund more customers within the same day that they get approved, as well as instant funding, either leveraging the real-time payments network, which is really gaining some traction, as well as push–to-card. When it comes down to it, kind of reading all the reviews our customers give us, what they cared the most about are the fact that we're fast, we're easy and they get their funds quickly. So, those are the things that we are constantly optimizing on.

Jared Kaplan

Great. Thank you, Sal. We could see from our own process how simple that is for our customer.

All right. We'll talk about products real quick, the OppLoan product being the original installment product that we've offered. We talked a bit about this earlier, it’s typically a $1,500 loan. The contractual term is 11 months, but it turns over about every four and a half months. It is industry best in its structure. Amortizing loan just like a mortgage. No fees. So, no origination, no waive fee, no NSF fee, no prepayment penalties. Reporting to three credit bureaus. If you get into trouble, we call you and we say how we can help you, how can you work with us? If you're willing to pay, we're willing to work with you. We don't sell any of the debt to third parties. We don't litigate the collect. I like to tell people all the operating metrics are best-in-class, except for the recoveries number. We made a conscious decision there. It doesn't make sense to beat up on someone that does not have the money. Much better to preserve that relationship. And we find that in time, most of them want to pay.

On the right side of the page, just in comparison to other alternatives out there, this is the lowest cost product with the longest terms and the highest dollar amount. You could see some of the other options out here from bank overdraft to tribal to the Payday space, lease-to-own space to earned wage access.

So when you read comments online, people typically talk about so appreciative of how affordable the product is, how transparent and how fair it is compared to the other alternatives out there. And obviously, it's coupled with this tremendous customer satisfaction.

So, that's the OppLoans product. We just recently launched SalaryTap. It's in beta and our GM, Matt Gomes will tell you a bit about that.

Matt Gomes

Thanks a lot, Jared, and good afternoon, everyone.

Matt Gomes, General Manager of our SalaryTap product. I've been with the firm for a little over four and a half years now, and in my time out, I led a number of marketing functions, including our direct mail program, our marketing analytics team and our product marketing group. Prior to joining OppFi, I worked in a number of marketing and analytics and finance roles at Avant and Care.com. Most recently, I spent the last 12 to 18 months in partnership with the leadership team of OppFi evaluating potential products to add to our product portfolio.

I have a strong belief that SalaryTap is a natural extension of what we've accomplished to date with the OppLoan product offering. So our new payroll deductible installment loan with loan amounts starting at $2,000 and interest rates ranging from 24.9% to 29.9%, launched in December of last year as a beta. I think the key product feature is securing repayment through payroll deduction. And that does two key things for us. First, it materially reduces the risk premium on each loan, which allows us to increase the size of credit box that we're able to effectively underwrite. Secondly, it allows OppFi to offer sub- 36% APR product, expanding the geographic footprint in which we're able to offer an installment loan.

Taken together, these factors result in a total addressable market of $32 billion. I think the second key to focus on is that this product is really a win-win-win. So it's a win for our borrowers, it's a win for their employers, and it's a win for OppFi.

First, starting with the borrowers. We're able to pass the savings on from our reduced risk premium to everyday consumers in the form of lower interest rates and larger loan sizes, to give them access to the financing they need to the unexpected expenses and improve their liquidity month to month.

Second, it's a win for OppFi in the form of improved credit performance, which sets us up for a sustainable and profitable growth as SalaryTap is stable on the P&L.

Finally, it's a win for our borrowers and employers really in the form of reduced employee turnover, which can reduce costs associated with lost productivity and recurring replacement employees.

There's also no cost to offer SalaryTap to the employer. There's no human resource lift made from either integration or benefit from an administration perspective. We're able to achieve that because we're working with a number of third party platforms that have built seamless integrations with leading payroll providers to date, which eliminates the need for companies to take on the integration work themselves. It also removes any work from the HR department on employment verification, income verification or setting up a payroll deduction. Leveraging these partners also allows us to offer SalaryTap direct to consumer, reaching as many customers as possible to offer prime interest rates to non prime borrowers.

We will be launching SalaryTap nationally in June of this year via strategic partnerships, such as our recently announced agreement with Brightside, as well as direct-to-consumer across a variety of marketing channels.

Thanks, Jared.

Jared Kaplan

Awesome, Matt. Thank you. Also excited to talk about the OppFi card. We had a big press release this morning and our GM, Elizabeth, will give you some more details.

Elizabeth Simer

Thanks, Jared.

Hi. I'm Elizabeth Simer. I am the General Manager of Credit Card. I joined OppFi about six months ago and I bring over 10 years of experience in financial services and FinTech. I started my career actually in finance doing valuation for Ernst & Young, and then made my way into private equity investing, where I focused on financial services, and then moved into FinTech leading growth initiatives for Intuit's TurboTax and QuickBooks businesses and led product marketing for multiple products at Square. Most recently, I made my way back to Chicago and I led product management for Discover's student loan business. I joined OppFi because I'm really motivated by the mission of this Company is trying to achieve, by providing better financial solutions to a really underserved customer segment, and I think the OppFi card is going to be a really compelling and natural next step for us to fulfill on that mission.

Let's talk about OppFi card. OppFi card is going to be the first graduation product that we offer to OppLoan's customers. It's going to allow us to expand our addressable market to include the low to mid 600 credit score consumer. And it's going to provide us entry into the large $21 billion non prime credit card market. We've done a lot of research on the non prime credit card market, and what we found is that historically it's really been dominated by several large players that tend to offer low initial credit limits anywhere from $300 to $600, typically, high fees as a percentage of the credit limit, and a data digital experience. We really believe that OppFi card will disrupt this market for a couple of reasons.

Number one, we will offer higher initial credit limits. So our card will feature a minimum $1,000 credit limit. Our fees will be lower as a percentage of the credit line, and we're going to offer a best-in-class digital experience with five star customer service. And that digital experience I really think is going to be one of our biggest differentiators.

The card is going to feature a mobile first application experience with instant issuance. What that means is that our customers, after they're approved, will have immediate access to their credit cards in the mobile app, and then they'll be able to add them to their mobile wallets. The added benefit is this also gives OppFi our first foray into point-of-sale lending.

While there are many business benefits to launching OppFi card, which we're excited about, we're equally excited about the customer benefits that we think we're going to create. When I joined OppFi, we did a survey of a thousand non prime consumers to try to better understand what they wanted out of a credit card. One of the most important learnings we got out of that research is that their top financial goal is to improve their credit score. The revolving nature of a credit card allows a traditional credit score to improve more quickly with on time repayment as compared to an installment loan. So, by offering customers access to higher credit limit cards with financial education, we think we have the unique opportunity to educate them on how making on time payments, managing their available credit, they can build their credit history and improve their credit score.

As Jared mentioned, today, we announced that we have partnered with MasterCard, First Electronic Bank and Deserve. We've launched our website and our wait list and we are on track to launch our pilot card in the second half of this year.

Jared Kaplan

Awesome. Now let’s get into the financials with CFO, Shiven Shah.

Shiven Shah

Thank you, Jared. Nice to see everyone.

Shiven Shah, CFO, here at OppFi. I joined the organization about four years ago. My background has been exclusively in financial services and I've served in a variety of finance functions over my 20 year career at companies such as Citi, ABN Amro and Peak6.

It's been a very exciting journey for me here at OppFi to be part of this great leadership team and as we continue to help the everyday consumer solve everyday problems by providing credit access in a responsible, customer focused manner.

In terms of the financials, I wanted to highlight the growth trajectory of OppFi over the years, as well as provide some color around our assumptions on the Company's future financial projections.

Historically, as Jared mentioned, the Company had a single product, the original OppLoans installment product, which delivered a compounded annual revenue growth rate of 67% from 2017 to 2020. Going forward, we're projecting a 39% annual CAGR for the three-year projection period, which includes three products, and a significantly larger TAM as we mentioned earlier. Of this 39% growth rate, we've assumed that the original installment product will grow 35% and the balance 4% will come from the new products.

From a profitability perspective, we've been always focused on delivering GAAP net income profitability over the years. OppFi delivered close to $100 million in Adjusted EBITDA and over $50 million in adjusted net income in both 2019 and 2020, with historical EBITDA margins in the 30% range and adjusted net income in the mid teens. These margins were driven by our very low cost of acquisition model where we pay a known amount for funded loan for about 80% of our originations, which John had described, our proprietary AI underwriting model, which has driven stable credit losses through a high growth period, increasing automation and benefits of scale to drive operational efficiency and continual improvement on our cost of financing, as we have added leverage capacity at lower rates over the years.

We remain confident in our full year projections for the following reasons. First, there's a large untapped target addressable market in our original installment product. As we mentioned, we have a very small market share and potential to capture more share as we continue to drive increased application conversion, as Sal had described, through operational efficiencies.

Second, our new product assumptions do not reflect the full potential of those businesses at scale. We believe that both SalaryTap and credit card under the leadership of Matt and Elizabeth could have a similar trajectory as the installment business due to the large target addressable market for those products and given our differentiated delivery models. However, just like our installment product, we're committed to proving out the unit economics of these new products, including steady credit performance and cost of acquisition before scaling fully.

From a margin perspective, we'll maintain our discipline from a cost of acquisition perspective underwriting model, and operating expenses.

The other piece is on our first quarter results. Our preliminary unaudited review of our financial performance for the first quarter of 2021 indicates that our earnings for the quarter are tracking ahead of our 2021 annual projections. So, we have a lot of confidence in the full year. As we noted, by our historical growth, we've had very high demand in this product and prior to COVID, and we assume a return to pre-COVID demand by the beginning of Q3.

Now I'll turn it over to the growth slides and talk about some of the receivables assumptions.

On this slide, I wanted to highlight the growth assumptions underlying financials. Our installment business is projected to grow 44% CAGR over the 2020 to 2023 projection period. This compares to a 57% CAGR from 2017 to 2020, which included COVID in 2020. Credit card and SalaryTap assumptions, as I mentioned, do not reflect the full potential of those businesses at scale. Those businesses are projected to have about $120 million and $200 million in receivables, respectively, relative to a TAM of $21 billion and $32 billion, respectively.

I wanted to move over to the unit economics. This slide illustrates the unit economics of the OppLoans product, the installment product. Our unit economic model illustrates a typical customer who takes out a $1,500 initial loan. A customer takes out about 2.5 loans over their customer life, which has average duration of approximately 11 months. We assumed a net charge-off rate of 38% of revenues, which is our steady state expectation. We trended lower than that in recent months and last year. Our cost of acquisition in the model is $200, which has been stable historically, even during periods of higher growth, given our variable cost of acquisition model. And then next is our sales cost, which are comprised of about half from reporting data and tools to support our AI-driven proprietary credit model, and half related to our customer service team, all based right here in Chicago, which have played a key role in our best-in-class customer satisfaction and NPS scores. And then finally, our cost of financing assumes an 82% loan to value and 8% cost of financing, which are continually driving lower. This leads to an overall contribution margin of $600 over the customer life and a MOIC of over two times.

We'll now turn over to our financing and our funding capacity and our liquidity growth, which over the years has grown from about $100 million in 2017 to over $500 million in 2020, providing us sufficient and ample capacity to fund our growth well into 2022. Cost of capital has been driven down by about 400 basis points since 2017, with our most recent bank warehouse facility at L+4.25, and most recent traditional warehouse facility at L+6.

The drop in cost of capital has been driven by our ability to deliver on the financial and the performance projections we have committed to our lenders, which has given them increasing confidence in our business model. We plan to take a similar approach with the equity markets.

We are also currently in discussions to add additional bank warehouse capacity, which we plan to announce in the next few months. Finally, our debt structure is diversified across multiple lenders and across multiple facility types, including a $50 million corporate facility we just announced with Atalaya a couple of weeks ago.

With that, I will turn it back over to you, Jared, to discuss benchmarking and valuation.

Jared Kaplan

Cool. All right, thanks Shiven. Just two more pages here and then we'll get into Q&A. Looking at what we consider the best comps here that have recently hit the market, Upstart, Katapult and Affirm, the way we look at this, our technology is at least as good as these players. We couple that with our highly differentiated acquisition strategy and clearly our track record of financial performance to say this is a well-oiled machine with plenty of room to drive operational leverage and market share going forward. So we think we stack up very favorably against some of these other high-flying financial technology platforms.

To Joe's point as we started the presentation, it's a great value. It's been a terrific process. As we announced the SPAC deal, getting out on the market, meeting with lots of institutional investors. We're so well known by our customers, but we're relatively unknown by the institutional investor community. I think that's what happens when you don't raise hundreds of millions of dollars of venture capital, right, and you build it, a bit more stealth from the investor's perspective, but we've really enjoyed the process, the getting to know you process. We had a similar process on the debt capital side. It should have been talked about. The first facilities we had were incredibly high cost of capital, L+14, and low leverage and poor flexibility in the lockbox. As we put our heads down and executed, we've been rewarded very handsomely.

We're incredibly thoughtful about regulatory risk. Joe talked about that. We've invested a bunch in our team internally and externally and we could talk more at length, depending on what the questions are there. From a credit risk perspective, we believe we should be moving more to a hybrid approach, but we're incredibly comfortable managing credit risk. Shiven talked about the facilities. I think the other thing that we've done is we—the people in non-prime during dislocations some have gotten into trouble because they weren't thoughtful on covenants and you could have a dislocation and a lender could freak out and pull your line if you trip a covenant. Shiven and team have done a great job stress testing everything, ensuring that we negotiate incredibly favorable covenants so that we never run into those issues, because we know left to our own devices we're able to manage this more perceived credit risk financing.

I will tell you, asymmetric risk is where you build great businesses. In insurance, we've built in business insurance. If you can aggregate all these small businesses you end up with a very profitable insurance book because they don't file claims. There's an analogy here to what we're building at OppFi because the perception is this credit score means you're really risky. But if you've got the technology and the credit issuing tools to figure out who's got the ability and the willingness to repay and you could aggregate that at scale, you actually don't have a very risky book. And now it's our job as we build that out to reward customers to not be greedy, to continue to invest in the product and ultimately, improve their financial health as well.

So, punch line here being we think this stock is an incredibly interesting entry point, and we're looking forward to getting some blue chip investors side by side with us for what will be a long ride to build out this digital financial services destination for the everyday consumer.

I just appreciate everyone's time and we are widely available to answer follow-ups and we appreciate you listening in on the story. It's an honor to work with Joe and the team at FG. I'm incredibly excited about that. We appreciate Joe so much time with us today. Joe, any final comments from you?

Joe Moglia

I would want to echo what you had said a second ago, Jared. I think, first of all, this is the first time I've had an opportunity to meet your entire team. I look forward to be able to do that in person one of these days. But I've been bragging about your team for a long, long time. I can absolutely appreciate why. And as I said in the beginning of the call, I recognize there are a lot of things that you as analysts can be doing this afternoon and the fact that you took the time to spend some time with us, we really do very much appreciate that. And we believe in what we have and what we're about.

So, with that, Jared, thanks for having me on this. Everybody else, thank you for having me on this. And I wish everybody all the best.

Jared Kaplan

Thank you.

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, the Company filed a preliminary proxy statement and will file a definitive proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and the amendments thereto and, when available, the definitive proxy statement and documents incorporated by reference therein filed in connection with the business combination, as these materials contain important information about OppFi, the Company and the business combination. When available, the definitive proxy statement and other relevant materials for the business combination will be mailed to stockholders of the Company as of a record date to be established for voting on the business combination. Stockholders of the Company will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies from the Company’s stockholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in the Company was filed in the preliminary proxy statement for the proposed business combination and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to FG New America Acquisition Corp., 105 S. Maple Street, Itasca, Illinois 60143, Attention: Hasan Baqar. Additional information regarding the interests of such participants will be contained in the proxy statement for the business combination when available.

OppFi and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination was included in the preliminary proxy statement for the proposed business combination. Additional information regarding the interests of such participants will be contained in the proxy statement for the business combination when available.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s and OppFi’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, OppFi's expectations with respect to the future performance of OppFi’s platform, OppFi’s expectations for its growth and profitability, OppFi's new products and their performance and OppFi’s beliefs regarding the impact of the proposed business combination on its business. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s and OppFi’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement that the Company entered into with OppFi, OppFi Shares, LLC, a Delaware limited liability company, and Todd Schwartz, in his capacity as the Members’ Representative (the “Business Combination Agreement”); (2) the outcome of any legal proceedings that may be instituted against the Company and OppFi following the announcement of the Business Combination Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of the Company, certain regulatory approvals or satisfy other conditions to closing in the Business Combination Agreement, including with respect to the levels of the Company stockholder redemptions; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination Agreement or could otherwise cause the transaction to fail to close; (5) the impact of COVID-19 on OppFi’s business and/or the ability of the parties to complete the proposed business combination; (6) the inability to obtain or maintain the listing of the combined company’s shares of common stock on the New York Stock Exchange following the proposed business combination; (7) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (8) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of OppFi to grow and manage growth profitably and retain its key employees; (9) costs related to the proposed business combination; (10) changes in applicable laws or regulations; (11) the possibility that OppFi or the Company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement relating to the proposed business combination, including those under “Risk Factors” therein, and in the Company’s other filings with the SEC. The Company and OppFi caution that the foregoing list of factors is not exclusive. The Company and OppFi caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company and OppFi do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This communication shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.